Exhibit 10.22

December 16, 2011 Dear Tom: This letter amends your employment agreement as set forth in your offer letter dated November 1, 2006, as amended by the letter agreement dated November 16, 2009 (“Offer Letter Agreement”). Except as stated below, the terms of the Offer Letter Agreement shall remain in effective. The following is added as the last sentence to the section titled “Section 409A of the Internal Revenue Code”: Notwithstanding anything herein to the contrary, payment of your severance, earned yet unpaid bonus for the previous fiscal year, prorated target bonus for the current fiscal year, and car allowance shall be made within 60 days after your termination of employment provided that you have executed a Release Agreement and it has become irrevocable by the date payment is to be made. To the extent required to comply with Section 409A of the Code, if the period during which you have discretion to execute or revoke a Release Agreement straddles two calendar years, then the Company will make the foregoing severance payments in the second year, regardless of which year you actually deliver the executed Release Agreement to the Company. If you agree with the above revision to the Offer Letter Agreement, please sign and date where indicated below and return the signed letter to me. Please let me know should you have any questions. Sincerely, Agreed: Thomas G. Datter December 16, 2011 EAST\44863321.1 5/25/11 025159-000020